EXHIBIT 12

                              THE FINOVA GROUP INC.
            COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (Dollars in Thousands)


                                                         Three Months Ended
                                                              March 31,
                                                         -------------------
                                                           1998       1997
                                                         --------   --------
   Income before income taxes and preferred dividends $ 65,578 $ 52,811 Add fixed charges:
    Interest expense                                      110,572     97,172
    One-third rentals                                         926        694
                                                         --------   --------
      Total combined fixed charges                        111,498     97,866
                                                         --------   --------
   Income as adjusted                                    $177,076   $150,677
                                                         --------   --------
   Ratio of income to fixed charges                          1.59       1.54
                                                         ========   ========

   Preferred stock dividends on a pre-tax basis          $  1,581   $  1,932
   Total combined fixed charges and preferred stock
   dividends                                             $113,079   $ 99,798
                                                         --------   --------
   Ratio of income to combined fixed charges and
   preferred stock dividends                                 1.57       1.51
                                                         ========   ========
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